Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made on this day of June 6, 2024 (the “Effective Date”).

BETWEEN:

1.	Investcorp Europe Acquisition Corp I, an exempted company incorporated under the laws of the Cayman Islands with registration number 373300 (the “Borrower”);

2.	Investcorp Funding Limited, an exempt company incorporated under the laws of the Cayman Islands with registration number 25543 (the “Lender”).

WHEREAS:

A.

The Borrower wishes to borrow money to fund working capital (“Working Capital”) until such time the Borrower consummates its initial business combination (the “Transaction”) or, if the Board of Directors of the Borrower determines that the Borrower will not be able to consummate the Transaction by December 17, 2024, the date on which the winding up of the Borrower is effective;

B.	The Lender has agreed to provide a loan to the Borrower to be used by the Borrower to fund Working Capital.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows with effect from the Effective Date:

1.	Recitals Integral

The recitals above shall form an integral part of this Agreement.

2.	Amount and Purpose of Loan

2.1

The Lender hereby agrees to lend to the Borrower a loan in a maximum aggregate amount of One Million and Two Hundred Thousand Dollars ($1,200,000.00) in lawful money of the United States of America (the “Loan”).

2.2

The Lender shall make the Loan available to the Borrower on the Effective Date of June 6, 2024. The Borrower may draw the Loan in one or more drawdowns upon prior written notice to the Lender. Funds for the Loan may be placed into a bank account for the Borrower.

2.3	Subject to the terms of this Agreement, the Lender will be obliged to fund the Loan in any amount which is required by the Borrower to fund the Working Capital and the Lender shall not be entitled to:

(i)	cancel any commitments under this Agreement to the extent to do so would prevent or limit the funding of the Working Capital;

(ii)

rescind, terminate or cancel this Agreement or the Loan or exercise any similar right or remedy or make or enforce any claim under this Agreement it may have to the extent to do so would prevent or limit the funding of the Working Capital;

(iii)	refuse to participate in any advance requested by the Borrower in accordance with this Agreement to fund the Working Capital;

(iv)	exercise any right of set-off or counterclaim in respect of the Loan to the extent to do so would prevent or limit the funding of the Working Capital; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement to the extent to do so would prevent or limit the funding of the Working Capital,

provided that immediately upon completion of the Transaction all such rights, remedies and entitlements shall be available to the Lender.

2.4	The Borrower shall use the Loan to fund the Working Capital.

3.	Interest on the Loan

No interest shall accrue on the unpaid balance of the Loan.

4.	Repayment of the Loan

4.1

The Borrower shall repay the principal amount of the Loan on the earlier of: (i) the date on which the Borrower consummates the Transaction or (ii) the date of that the winding up of the Borrower is effective (such date, the “Maturity Date”).

4.2	The Borrower may prepay the Loan, in whole or in part, at any time without penalty.

4.3

All payments made by the Borrower to the Lender under this Agreement shall be made in immediately available funds and shall be paid by transfer to such bank account of the Lender as the Lender shall notify to the Borrower in writing.

4.4

Under no circumstances shall any individual, including but not limited to any executive officer, director, employee or stockholder of the Borrower, be obligated personally for any obligations or liabilities of the Borrower hereunder.

5.	Statements Conclusive

The statement of the Lender as to any amount payable by the Borrower hereunder shall (in the absence of obvious error) be conclusive and binding on the parties hereto.

6.	Waiver; Amendments

No failure on the part of the Lender to exercise, or delay in exercising, any right shall operate as a waiver thereof, and no specific waiver shall be construed as a general waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Borrower and the Lender.

7.	Severability

If any provision hereof shall be illegal or unenforceable for any reason, the legality and enforceability of the remainder of the provisions hereof shall not be affected or impaired thereby.

8.	Entire Agreement

This Agreement constitutes the entire agreement between the parties to this Agreement in relation to the Loan, the Lender’s obligation to make or fund the Loan and the Borrower’s obligations in respect of the Loan, and supersedes any previous agreement, whether express or implied, regarding the Loan.

9.	Notices

All notices to be given under this Agreement shall be in writing and shall be served to the addresses stated below or to such other address as a party may subsequently designate in writing to the other parties. Alternatively, notices may be served by e-mail.

If to the Borrower, to:

Century Yard, Cricket Square

Elgin Avenue

P.O. Box 1111

George Town, Grand Cayman

Cayman Islands KY1-1102

If to the Lender, to:

c/o Investcorp Holdings B.S.C.

P.O. Box 5340

Manama

Bahrain

Attention: Mr. Abbas Rizvi

10.	Assignment

10.1

This Agreement shall benefit and be binding upon the parties hereto and their respective successors and permitted assigns or transferees. Any reference in this Agreement to any party shall be construed accordingly.

10.2

The Lender shall not, at any time prior to completion of the Transaction, assign, transfer or otherwise dispose of all or any of its rights or obligations under this Agreement without the prior written consent of the Borrower.

10.3	The Borrower shall not assign, transfer or otherwise dispose of all or any of its rights or obligations under this Agreement without the prior written consent of the Lender.

11.	Trust Waiver

Notwithstanding anything herein to the contrary, the Lender hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever; provided however that upon the consummation of the Transaction, Borrower shall repay the principal balance of this Note out of the proceeds released to Borrower from the Trust Account.

12.	Governing Law and Jurisdiction

12.1 This Agreement shall be governed and construed in all respects in accordance with the laws of the Cayman Islands.

12.2

The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the Cayman Islands, with the Lender reserving its rights to instigate legal proceedings in any other country where it may deem it relevant to do so in order to protect its interests.

SIGNED on behalf of the parties hereto on the day and year first above written.

Borrower /s/ Ruby McGregor-Smith	The Lender /s/ Dean Clinton

Investcorp Europe Acquisition Corp I	Investcorp Funding Limited
Name: Ruby McGregor-Smith	Name: Dean Clinton
Title: Chief Executive Officer	Title: Officer